Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
General Dynamics Corporation:
We consent to the use of our reports dated February 10, 2020, with respect to the Consolidated Balance Sheets of General Dynamics Corporation and subsidiaries as of December 31, 2019 and 2018, the related Consolidated Statements of Earnings, Comprehensive Income, Cash Flows, and Shareholders’ Equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively the Consolidated Financial Statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and our report dated June 18, 2020 with respect to the Statements of Net Assets Available for Benefits of the General Dynamics Corporation 401(k) Plan 6.0 as of December 31, 2019 and 2018, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2019, and the related notes, incorporated herein by reference. Our report on the Consolidated Financial Statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP
McLean, Virginia
October 28, 2020